UNITIL CORPORATION

         Computation in Support of Earnings per Share

                                      Year Ended December 31,
                                     1994      1993      1992
                                         (000's Omitted)
PRIMARY EARNINGS PER SHARE
Net Income                          $8,038    $7,600    $6,570
     Less: Dividend Requirements       291       298       352
on Preferred Stock
Net Income Applicable to Common     $7,747    $7,302    $6,218
Stock

Average Number of Common Shares      4,234     4,181     4,133
Outstanding

Earnings per Average Common Share    $1.83     $1.75     $1.50
Outstanding


FULLY-DILUTED EARNINGS PER SHARE
Net Income                          $8,038    $7,600    $6,570
     Less: Dividend Requirements       291       298       352
           on Preferred Stock
Net Income Applicable to Common     $7,747    $7,302    $6,218
           Stock

Average Number of Common Shares
Outstanding and Equivalents*         4,306     4,249     4,168

Earnings per Average Common Share    $1.80     $1.72     $1.49
Outstanding

* Assumes conversions of options outstanding and repurchase of Common Shares outstanding with proceeds.